UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Blucora, inc.
(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA CATALYST, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA ALTERNATIVES LLC

ANCORA ADVISORS, LLC

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP INC.

INVERNESS HOLDINGS LLC

ANCORA HOLDINGS INC.

FREDERICK D. DISANTO

CINDY SCHULZE FLYNN

ROBERT D. MACKINLAY

KIMBERLY SMITH SPACEK

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of Blucora, Inc. a Delaware corporation (the “Company”).

On February 25, 2021, Ancora issued the following press release. The full text of the open letter to the Company’s stockholders referenced in the press release is attached hereto as Exhibit 99.1.

ANCORA NOMINATES FOUR HIGHLY-QUALIFIED CANDIDATES FOR ELECTION TO THE BOARD OF BLUCORA, INC.

Believes Blucora’s Shares Trade at a Significant Discount to Intrinsic Value Due to an Ineffective Board that Has Presided Over an Ill-Advised Acquisition Strategy and Sobering Value Destruction

Contends a Refreshed Board Can Address the Company’s Bloated Corporate Infrastructure, Chronic Management Turnover and Perpetually Poor Capital Allocation and Financial Decisions

Sees Significant Opportunity to Enhance Stockholder Value by Refocusing on Blucora’s Wealth Management Business, Avantax, and Commencing a Credible Strategic Review Process for the TaxAct Business

CLEVELAND - February 25, 2021 - Ancora Holdings, Inc. (together with its affiliates, “Ancora”), which owns in the aggregate approximately 3.4% of the outstanding shares of Blucora, Inc. (“Blucora” or the “Company”) (NASDAQ: BCOR), today issued an open letter to stockholders and announced that it has nominated four highly-qualified candidates for election to the Company’s Board of Directors (the “Board”) at Blucora’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”): Frederick D. DiSanto, Cindy Schulze Flynn, Robert D. MacKinlay and Kimberly Smith Spacek.

In its letter, Ancora highlights a number of reasons why it believes Blucora needs Board refreshment:

•	Negative TSR and Underperformance Relative to Peers. Blucora has delivered negative returns for stockholders over several horizons, including 1-year and 3-year timeframes. The Company’s stock has also consistently and significantly underperformed both its ISS and proxy peers over 1-year and 3-year periods as well as longer-term timeframes.

•	Substantial Sum-of-the-Parts (“SOTP”) and Private Market Value Discounts. Blucora is currently trading at a depressed valuation multiple relative to the multiples that Ancora believes could be garnered by the Avantax and TaxAct businesses on a standalone basis. Ancora estimates that closing the SOTP discount could unlock a 40-75% upside from Blucora’s current trading levels based on the Company’s projected FY2021 EBITDA and assuming that any gain on the sale of the TaxAct business would be offset by the Company’s substantial net operating losses. Ancora’s analysis finds that private market transaction multiples for both tax-related and RIA assets are materially higher than Blucora’s current valuation multiple.

•	Poor Capital Allocation Has Led to Major Goodwill Impairment. Since 2015, the Board has approved the deployment of ~$940 million on three large acquisitions: HD Vest in 2015, 1st Global in 2019 and HK Financial Services in 2020. However, in May 2020, Blucora recorded a ~$271 million goodwill impairment charge related to two of these acquisitions (HD Vest and 1st Global), representing ~35% of the combined ~$780 million transaction value.

•	Bloated Corporate Infrastructure Diluting Stockholder Value. Since 2015, Blucora’s corporate costs have averaged ~$20 million annually, with an upward trend. At the current valuation multiple (~9.5x FY 2021 EBITDA), corporate costs alone represent a drag on stockholder value in excess of $200 million.

•	Ineffective Board Oversight and Troubling Management Turnover. Since 2018, the Company has suffered an alarming turnover rate among management, including the loss of both the Company’s CEO and CFO within just a few weeks of the acquisition of HK Financial Services, a material transaction. Ancora believes these events have shaken investor confidence in the Company and highlight the Board’s ineffective oversight of management.

•	Entrenchment and Manipulation of Board Election Process. Rather than consider and meaningfully respond to Ancora’s concerns, the Company is wasting stockholder resources on high-priced advisors to try to block Ancora’s valid and timely nomination of director candidates. Among other things, the Company is taking the highly unusual and inequitable step of requiring, as a condition of the submission of stockholder nominations, that Ancora’s nominees consent to being named in the Company’s proxy materials. Ancora views this coercive demand as an obvious entrenchment scheme that is designed to confuse stockholders into believing that Ancora’s nominees support the incumbents when, in fact, they do not. After enduring several weeks of increasingly outlandish legal maneuvers to frustrate and disallow Ancora from nominating director candidates, Ancora filed a lawsuit this week against Blucora and the Board in the U.S. District Court for the District of Delaware in order to ensure a fair, open election contest. Among other things, Ancora is seeking injunctive and declaratory relief that would enjoin the Company from enforcing certain onerous and, Ancora believes, unlawful requirements that would prevent or skew an election contest.

Ancora believes that the election of its full four-member slate of highly-qualified director nominees is necessary to establishing a refreshed Board capable of addressing these issues.

In its letter, Ancora expresses its view that Blucora’s wealth management/registered investment advisor business, Avantax, is a highly attractive asset given its significant scale and niche focus. However, Ancora is not aware of evidence of any meaningful synergies between this business and the Company’s tax preparation business, TaxAct. Ancora’s letter outlines how it believes that a reconstituted Board can help address Blucora’s challenges and ultimately unlock substantial value, including by:

•	Refocusing the Company’s attention and resources on operating, improving and growing the Avantax business.

•	Creating a special committee of independent directors to assess operational improvements and explore strategic alternatives for the TaxAct business.

•	Establishing a disciplined capital allocation framework that emphasizes paying off current debt and eventually implementing a stock-repurchase program.

Ancora is confident that its four-member slate is committed to entering the boardroom with fresh perspectives and working collegially with the remaining incumbents to identity the best strategies for producing value for long-suffering stockholders.

* * *

About Ancora

Ancora Holdings, Inc. is an employee owned, Cleveland, Ohio based holding company which wholly owns four separate and distinct SEC Registered Investment Advisers and a broker dealer. Ancora Advisors LLC specializes in customized portfolio management for individual investors, high net worth investors, investment companies (mutual funds), and institutions such as pension/profit sharing plans, corporations, charitable & “Not-for Profit” organizations, and unions. Ancora Family Wealth Advisors, LLC is a leading, regional investment and wealth advisor managing assets on behalf families and high net-worth individuals. Ancora Alternatives LLC specializes in pooled investments (hedge funds/investment limited partnerships). Ancora Retirement Plan Advisors, Inc. specializes in providing non-discretionary investment guidance for small and midsize employer sponsored retirement plans. Inverness Securities, LLC is a FINRA registered Broker Dealer.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of Blucora, Inc., a Delaware corporation (the “Company”).

ANCORA STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Ancora Catalyst Institutional, LP (“Ancora Catalyst Institutional”), Ancora Catalyst, LP (“Ancora Catalyst”), Ancora Merlin Institutional, LP (“Ancora Merlin Institutional”), Ancora Merlin, LP (“Ancora Merlin”), Ancora Advisors, LLC (“Ancora Advisors”), Ancora Alternatives LLC (“Ancora Alternatives”), Ancora Family Wealth Advisors, LLC (“Ancora Family Wealth”), The Ancora Group Inc. (“Ancora Inc.”), Inverness Holdings LLC (“Inverness Holdings”), Ancora Holdings Inc. (“Ancora Holdings”), Frederick D. DiSanto, Cindy Schulze Flynn, Robert D. MacKinlay and Kimberly Smith Spacek.

As of the date hereof, Ancora Catalyst Institutional directly owns 750,948 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). As of the date hereof, Ancora Catalyst directly owns 60,242 shares of Common Stock. As of the date hereof, Ancora Merlin Institutional directly owns 745,641 shares of Common Stock. As of the date hereof, Ancora Merlin directly owns 64,822 shares of Common Stock. As of the date hereof, 2,000 shares of Common Stock were held in a certain managed account for which Ancora Advisors serves as the investment adviser to (the “Ancora Advisors SMAs”). As of the date hereof, 7,500 shares of Common Stock were held in a certain managed account for which Ancora Family Wealth serves as the investment adviser to (the “Ancora Family Wealth SMAs”). Ancora Alternatives, as the investment advisor and general partner to each of Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin Institutional and Ancora Merlin, may be deemed to the beneficial owner of an aggregate of 1,621,653 shares of Common Stock owned by Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin Institutional and Ancora Merlin. Ancora Inc., as the sole member of Ancora Advisors, may be deemed to beneficially own the 2,000 shares of Common Stock held in the Ancora Advisors SMAs. Inverness Holdings, as the sole member of Ancora Family Wealth, may be deemed the beneficial owner of the 7,500 shares of Common Stock held in the Ancora Family Wealth SMAs. Ancora Holdings, as the sole member of each of Ancora Alternatives and Inverness Holdings and the sole shareholder of Ancora Inc., may be deemed the beneficial owner of an aggregate of 1,631,153 shares of Common Stock owned by Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin Institutional, Ancora Merlin and held in the Ancora Advisors SMAs and Ancora Family Wealth SMAs. Mr. DiSanto, as the Chairman and Chief Executive Officer of Ancora Holdings, may be deemed the beneficial owner of 1,631,153 shares of Common Stock owned by Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin Institutional, Ancora Merlin and held in the Ancora Advisors SMAs and Ancora Family Wealth SMAs. As of the date hereof, neither Mr. MacKinlay nor Mses. Flynn and Spacek own any shares of Common Stock.

Contacts

For Investors:

James Chadwick

Ancora Alternatives LLC

(216) 593-5048

jchadwick@ancora.net

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311

Info@saratogaproxy.com

For Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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